Morgan Stanley Dean Witter Mid-Cap Equity Trust
          (formerly named TCW/DW Mid-Cap Equity Trust)

Item 77.C.     Matters Submitted to a Vote of Security Holders  -
June 8, 1999

      Approval of a new investment advisory agreement between TCW/DW Mid-Cap Equity Trust and Morgan Stanley Dean Witter
Advisors Inc.

For: 6,382,378      Against:  138,571        Abstain:    562,201

      Approval  of  a  new sub-advisory agreement between  Morgan
Stanley Dean Witter Advisors Inc. and TCW Funds Management, Inc.

For:6,342,674       Against:    158,865                  Abstain:
     581,611

Item 77c - tcw mid-cap equity